Exhibit 99.3

March 5, 2015

Mr. Christopher L. Soder
c/o priceline.com LLC
800 Connecticut Avenue
Norwalk, CT 06854

Dear Chris:

This letter confirms the transition of your employment from Chief Executive Officer of priceline.com LLC (the “Company”) to Chairman of the Company, effective as of April 1, 2015 (the “Transition Date”) and serves to set forth certain terms relating to such transition.

1.Position and Term of Employment. From the Transition Date until March 5, 2016 (unless you and the Company mutually agree to extend the employment period or your employment is terminated for any reason prior to March 5, 2016), you will serve as Chairman of the Company. You agree that the change in position will not constitute a “Termination for Good Reason” (as defined in the Amended and Restated Employment Agreement, dated as of December 18, 2008, between priceline.com Incorporated (now known as The Priceline Group Inc.) and you (the “Employment Agreement”)). From the Transition Date until April 30, 2015, your duties will include aiding the Company’s transition to a new Chief Executive Officer of the Company (the “Incoming CEO”) by meeting with key business suppliers, attending business reviews and performing other tasks related to such transition. From May 1, 2015 until March 5, 2016 (or such later date as you and the Company mutually agree) (the “Transition Period”), while you are employed by the Company, your duties will include (but will not be limited to) (a) making yourself available to the Incoming CEO for questions related to the business of the Company, (b) assisting the Company (including the legal department of the Company and/or The Priceline Group Inc. (“Priceline”)), its advisors and its legal counsel with the following tasks with respect to any litigation that is pending against the Company and any claim or action that may be filed against the Company in the future: (i) editing and formulating discovery responses, declaration and affidavits, including obtaining signatures as needed, (ii) addressing any factual issues that might arise in connection with discovery responses, declarations or briefs, (iii) participating in depositions and testifying at trial (including preparation for depositions and testimony) and (iv) providing background information for such litigation on an as needed basis, and (c) performing any additional tasks that are reasonably requested by the Incoming CEO or other executive officers of the Company or Priceline.
2.    Compensation and Benefits. From the Transition Date until March 5, 2016, you will be entitled to the following compensation and benefits:
(a)    Base Salary. From the Transition Date until April 30, 2015, you will receive a base salary at the annual rate of $360,000, and during the Transition Period (or until such date prior to March 5, 2016 if your employment is terminated for any reason before the end of the Transition Period), you will receive a base salary at the annual rate of $50,000. Your base salary shall be payable in installments in accordance with the regular payroll practices of the Company.
(b)    Benefits. You will continue to participate in all benefit plans and arrangements provided to comparable senior executives of the Company (other than the Company’s long-term incentive compensation plan for 2015 or 2016).
(c)    Annual Bonus. You will also be eligible to receive a target annual bonus in an amount equal to $291,333.33, which is equal to 190% of your base salary for fiscal year 2015 (taking into account the decrease in salary effective May 1, 2015), if you are employed on the date on which bonus amounts for fiscal year 2015 are paid to other senior executives of the Company (the “Bonus Payment Date”), which bonus shall be paid on the Bonus Payment Date; provided, however, that if you are terminated for any reason other than for Cause prior to the Bonus Payment Date, you will be eligible to receive a pro-rata bonus for the 2015 fiscal year in an amount equal to the sum of (i) the product of (A)190% of your base salary from January 1, 2015 to April 30, 2015, multiplied by (B) a fraction, the numerator of which is the number of days of the 2015 fiscal year during which you were employed by the Company through April 30, 2015, and the denominator of which is the number of days from January 1, 2015 to April 30, 2015, plus (ii) the product of (A) 190% of your base salary from May 1, 2015 to December 31, 2015, multiplied by (B) a fraction, the numerator of which is the number of days of the 2015 fiscal year during which you were employed by the Company from May 1, 2015 to December 31, 2015, and the denominator of which is the number of days from May 1, 2015 to December 31, 2015. For purposes of this Section 2(c), “Cause” means (1) willful misconduct by you with regard to the Company which has a material adverse effect on the Company, (2) your willful refusal to attempt to follow the proper written direction of the Board of Directors of the Company (the “Board”) or a more senior executive of the Company, provided, however, that your refusal shall not be “Cause” if you in good faith believe that such direction is illegal, unethical or immoral and so notify the Board or the more senior executive (as applicable), (3) your substantial and continuing willful refusal to attempt to perform the duties required of you hereunder (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to you by the Board or a more senior executive of the Company which specifically identifies the manner in which it is believed that you have substantially and continually refused to attempt to perform your duties hereunder or (4) your being convicted of a felony (other than a felony involving a traffic violation or as a result of vicarious liability).
(d)    Business Expense Reimbursement. The Company will reimburse you for the travel, entertainment and other business expenses incurred by you in the performance of your duties, in accordance with the Company’s expense reimbursement policies as in effect from time to time; provided, however, that such expenses must be paid no later than the last day of the calendar year following the calendar year in which such expenses were incurred and further provided that in no event will the amount of expenses so reimbursed in one taxable year affect the amount of expenses eligible for reimbursement in any other taxable year.
For the avoidance of doubt, you will no longer be entitled to any severance protection when the Transition Period ends or if your employment with the Company terminates for any reason prior to the end of the Transition Period.
3.    Equity Awards. Your Performance Share Unit award, granted on March 4, 2013 (the “2013 PSUs”), will continue to vest in accordance with the terms of Priceline’s 1999 Omnibus Plan (as amended and restated) (the “Equity Plan”) and the award agreement pursuant to which the 2013 PSUs were granted (the “2013 Award Agreement”); provided, however, that the 2013 Award Agreement shall be amended to (a) provide for accelerated vesting in the event that the Company terminates your employment without “Cause” (as defined in the Equity Plan) prior to March 5, 2016 and (b) remove a termination on account of “Good Reason” (as defined in the 2013 Award Agreement) as a vesting trigger under the 2013 Award Agreement. You agree to forfeit all other outstanding equity awards (including the Performance Share Unit award granted in 2014) and will not be entitled to receive an equity award under the Equity Plan in 2015.
4.    Affirmation of Confidentiality, Non-Competition and Non-Solicitation Obligations and Incentive-Based Compensation Clawback Policy. You acknowledge that (a) the Non-Competition and Non-Solicitation Agreement, dated February 25, 2013, between Priceline and you (the “Non-Competition Agreement”) and (b) your consent, dated February 28, 2013, to Priceline’s Incentive-Based Compensation Clawback Policy remain in effect after the Transition Date in accordance with their terms. For the avoidance of doubt, the term “Restriction Period” in the Non-Competition Agreement means the period ending on the first anniversary of the cessation of your employment as Chairman of the Company.
5.    Indemnification. The Company agrees to indemnify you and hold you harmless to the fullest extent permitted by law for any action or inaction by you while serving as an officer or director of the Company or, at the Company’s request, as an officer or director of any other entity or as a fiduciary of any benefit plan. The Company shall cover you under directors and officers’ liability insurance after the Transition Date in the same amount and to the same extent as the Company covers its other officers and directors.
6.    Governing Law. This letter shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws. Furthermore, the Company may, without your consent, assign its rights and obligations under this letter, and the terms of this letter shall be fully enforceable by any such assignee.
7.    Complete Agreement. This letter contains the entire understanding of the parties with respect to your employment with the Company or any affiliate of the Company and supersedes any prior agreements between you and the Company or an affiliate of the Company which may have reflected the subject matter hereof in any way (including, without limitation, the Employment Agreement); provided, however, that the rights and obligations of the parties under Section 11 of the Employment Agreement will remain in effect in accordance with their terms.
If you agree with the foregoing, please sign and date the enclosed copy of this letter in the space indicated below.

Warm regards,

/s/ Bryan Lewis

Bryan Lewis

Acknowledged and Accepted:

/s/ Christopher L. Soder
Christopher L. Soder

Date: March 5, 2015